CONFIRMING STATEMENT



This Statement confirms that the undersigned, Bruce A. Trost, has authorized and designated any one of Stephen M. Morain, Robert A.Simons or Douglas V. Shelton to execute and file on the undersigned's behalf all Forms 3, 4, and 5
(including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of FBL Financial
Group, Inc.  The authority of Stephen M. Morain,
Robert A. Simons and Douglas V. Shelton under this
Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of FBL Financial Group, Inc., unless earlier revoked in writing. The undersigned acknowledges that Stephen M. Morain, Robert A. Simons and Douglas V. Shelton are not assuming any of the undersigned's responsibilities to comply with Section
16 of the Securities Exchange Act of 1934.

                              /s/Bruce A. Trost
Date: November 3, 2004       ________________________
                              Bruce A. Trost